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                                                                     EXHIBIT 4.6

                                                                  CONFORMED COPY

                             DATED 19 DECEMBER, 2002

                      RT GROUP TELECOM SERVICES LIMITED (1)

              RT GROUP PLC (IN MEMBERS' VOLUNTARY LIQUIDATION) (2)

                           MARCONI CORPORATION PLC (3)

                              ULTRAMAST LIMITED (4)

                                      -and-

                         JAMES ROBERT DRUMMOND SMITH AND
                            NICHOLAS JAMES DARGAN (5)

                  --------------------------------------------

                                 SETTLEMENT DEED

                  ---------------------------------------------

                                  ALLEN & OVERY
                                     London

                               SH/IRT/BK:1071686.1

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THIS AGREEMENT is made by way of deed on 19 December, 2002

BETWEEN:

(1) RT GROUP TELECOM SERVICES LIMITED, a company incorporated in England and Wales (registered number 3963596) whose registered office is at 20-22 Bedford Row, London WC1R 4JS ("RTS");

(2) RT GROUP PLC (IN MEMBERS' VOLUNTARY LIQUIDATION), a company incorporated in England and Wales (registered number 2904614) whose registered office is at 20-22 Bedford Row, London WC1R 4JS ("RG") acting by its joint liquidators James Robert Drummond Smith and Nicholas James Dargan of Deloitte & Touche, 180 Strand, London WC2R 1WL (the "LIQUIDATORS");

(3) MARCONI CORPORATION PLC, a company incorporated in England and Wales (registered number 67307) whose registered office is at New Century Park, P.O. Box 53, Coventry CV3 1HJ ("MARCONI");

(4) ULTRAMAST LIMITED, a company incorporated in England and Wales (registered number 4042640) whose registered office is at City Point, One Ropemaker Street, London EC2Y 9SS ("ULTRAMAST"); and

(5)      THE LIQUIDATORS.

WHEREAS:

(A) Ultramast has an issued share capital of L1,000 divided into 1,000 Ordinary Shares, all of which have been issued fully paid.

(B) On 14th December, 2000, Marconi and RTS entered into the Ultramast Agreement. Following completion of the Ultramast Agreement on 26th April, 2001, Marconi was and is the registered holder of and is beneficially entitled to 500 Ordinary Shares and RTS was and is the registered holder of and is beneficially entitled to 500 Ordinary Shares.

(C) On 1st February, 2002, RTS exercised its rights under the Easynet Put Option in respect of the Easynet Shares. Marconi refused to accept delivery of the Easynet Shares or to pay the consideration of L20,000,000 payable for the Easynet Shares under the Easynet Put Option on the basis that it alleged that it was entitled to set-off against its obligation to pay for the Easynet Shares a number of claims against RTS.

(D) On 25th March, 2002, RTS commenced the Action seeking payment of sums alleged to be due under the Easynet Put Option and on 19th April, 2002, RTS made an application for summary judgment. The application was heard on 25th July, 2002, when Morison J declined to grant summary judgment in the light of Marconi's counterclaims but ordered Marconi to pay the sum of L20,000,000, together with accrued interest, into Court.

(E) This agreement sets out in full the terms of the agreement between the parties to settle the Action, to end their arrangements in relation to Ultramast, to provide for the completion of the acquisition by Marconi of the Easynet Shares, to write off against the share premium account of Ultramast the deficit on the profit and loss reserve on its balance sheet, to provide for the cancellation of the Marconi Reduction Shares and (if applicable) the RTS Reduction Shares through a reduction of capital and share premium account of Ultramast and a subsequent repayment of capital to Marconi and (if applicable) RTS and to terminate the Ultramast Agreement, the relevant part of the Ipsaris Agreement and other related agreements.

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                                        4

(F) On 28th November, 2002, Ultramast increased its authorised share capital through the creation of 126 Deferred Shares and adopted new articles of association containing the rights attached to those Deferred Shares.

(G) Ultramast has, by virtue of regulation 34 of the Companies (Tables A to F) Regulations 1985, which applies to Ultramast, power and authority to reduce its share capital in any way.

NOW IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

         "ACCOUNTS"                 accounts of Ultramast for the financial
                                    period ended 31st March, 2002, in the agreed form;

         "ACTION" the action currently proceeding in the Queen's Bench Division, High Court of Justice, Commercial Court with Claim Number 2002 Folio 309;

         "AFFILIATE"                in relation to any party, any subsidiary
                                    undertaking or parent undertaking of that party or any subsidiary undertaking of that parent undertaking but, for the avoidance of doubt, neither Ipsaris nor Easynet shall be taken for the purposes of this agreement as being an Affiliate of Marconi;

         "AGREED FORM"              in relation to any document, the form of
                                    that document which has been initialled for the purposes of identification by Marconi's
                                    Solicitors and RTS's Solicitors;

         "APPROVAL TIME"            the time at which the Reduction Order is
                                    made and delivered to Ultramast;

         "APT AGREEMENT"            an agreement for acquisition, management and
                                    construction management services dated 26th
                                    April, 2001 between Albany Partnership
                                    Limited and Ultramast (as varied by a letter agreement dated 28th November, 2002 made between Albany Partnership Limited and
                                    Ultramast);

         "CAPITAL REDUCTION"        has the meaning given in sub-clauses
                                    5.1.1(a), 5.1.1(b) and 5.1.1(c);

         "CLAIM" each and any claim, counter-claim, cause or right of action or proceedings, whether at law or in equity, in any jurisdiction whatsoever, whether secured, proprietary, by way of tracing, priority or otherwise, whether by way of contribution or subrogation or

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                                       5

                                    otherwise, whether known or unknown to the parties, whether or not presently known to the law and whether arising before on or after the date of this agreement arising out of or relating to the Joint Venture Arrangements including, for the avoidance of doubt, any claim made in the Action but excluding any claims in respect of :

                                    (a)      any invoices properly raised by RTS
                                             or Marconi (or their respective
                                             Affiliates) on or prior to 30th
                                             September, 2002; or

                                    (b)      any Purchase Orders; or

                                    (c)      this agreement; or

                                    (d)      the APT Agreement; or

                                    (e)      the Participation Agreement;

         "COMPLETION"               the Reduction Order being filed with the
                                    Registrar and completion of the other
                                    matters contemplated by this agreement in accordance with clause 7;

         "CONDITIONS"               the conditions precedent to Completion set
                                    out in sub-clause 2.1;

         "CONSENT ORDER"            the consent order in the form set out in
                                    Schedule 1 and signed by each of Marconi and RTS (through Marconi's Solicitors and RTS's
                                    Solicitors respectively) on the date of this agreement in accordance with sub-clause 6.1;

         "CREDITORS' COMMITTEES"    (a)      the co-ordination committee of the
                                             syndicate banks who have provided
                                             loans to Marconi or its Affiliates;
                                             and

                                    (b)      the informal committee of holders
                                             of bonds issued by Marconi or its
                                             Affiliates;

         "D&T REPORT"               a report dated 26th November, 2002 prepared
                                    by Deloitte & Touche addressed to Ultramast for the purposes of the Capital Reduction;

         "DEFERRED SHARES"          deferred shares of L1 each in the capital of
                                    Ultramast having the rights and obligations set out in Schedule 6 (such rights and obligations being set out in the articles of association of Ultramast adopted on 28th
                                    November, 2002);

         "EASYNET"                  Easynet Group plc, a company registered in
                                    England and Wales (registered number
                                    3137522) whose

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                                       6

                                    registered office is at 44 Whitfield Street, London W1P 5RF;

         "EASYNET PUT OPTION"       the put option granted by Marconi to RTS
                                    under clause 11 of the Ipsaris Agreement;

         "EASYNET SHARES"           1,324,054 ordinary shares of 4 pence each in
                                    the capital of Easynet;

         "EMPLOYEES"                Andrew Elliman and Simon Ralph;

         "EMPLOYMENT COSTS"         the properly incurred costs relating to the
                                    employment of the Employees and recharged to Ultramast under the Secondment Arrangement;

         "ENGLISH MAST AGREEMENT"   an agreement dated 26th April, 2001 between
                                    Marconi and Ultramast relating to the
                                    identification of suitable sites for masts in England and Wales and the grant of mast leases;

         "FURTHER MARCONI DEFERRED has the meaning set out in sub-clause 9.2; SHARES"

         "IMPLEMENTATION AGREEMENT" an implementation agreement dated 26th June,
                                    2001 between Marconi, RTS and Ipsaris;

         "INITIAL MARCONI DEFERRED  that number of Deferred Shares the aggregate
         SHARES" nominal value of which will constitute not less than 10 per cent. of the nominal value of all of the shares in the capital of Ultramast immediately following the Capital Reduction (but no more than 63 Deferred Shares and on the assumption that the Initial RTS Deferred Shares will be issued to RTS at the same time) and to be issued by Ultramast to Marconi in accordance with sub-clause 4.10;

         "INITIAL RTS DEFERRED      that number of Deferred Shares the aggregate
         SHARES"                    nominal value of which will constitute not
                                    less than 10 per cent. of the nominal value of all of the shares in the capital of Ultramast immediately following the Capital
                                    Reduction (but no more than 63 Deferred
                                    Shares and on the assumption that the
                                    Initial Marconi Deferred Shares will be
                                    issued to Marconi at the same time) and to be issued by Ultramast to RTS in accordance with sub-clause 4.10;

         "IPSARIS"                  Easynet Telecommunications Limited (formerly
                                    Ipsaris Limited), a company incorporated in England and Wales (registered number
                                    2883980) whose registered office is at 44
                                    Whitfield Street, London W1P 5RF;

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                                       7

         "IPSARIS AGREEMENT"        the subscription and shareholders agreement
                                    dated 14th December, 2000 between Marconi,
                                    RTS and Ipsaris as amended by a variation agreement dated 26th April, 2001 between Marconi, RTS and Ipsaris and as further amended by the Implementation Agreement;

         "JOINT VENTURE             all of the agreements and other arrangements
         ARRANGEMENTS"              (written or unwritten) in relation to
                                    Ultramast or Ipsaris or shareholdings in either of them, entered into prior to the date of this agreement:

                                    (a)      by Marconi (or any of its
                                             Affiliates) on the one hand and
                                             RTS, RG or Ultramast (or any of
                                             their Affiliates) on the other
                                             hand; or

                                    (b)      by Ultramast on the one hand and
                                             RTS or RG (or any of their
                                             Affiliates) on the other hand,

                                    including, without limitation, the Ultramast
                                    Agreement, the Ipsaris Agreement, the
                                    Easynet Put Option, the English Mast
                                    Agreement and the Scottish Mast Agreement;

         "MARCONI REDUCTION AMOUNT" a sum equal to L26,139,000;

         "MARCONI REDUCTION SHARES" the 500 Ordinary Shares registered in the name of Marconi;

         "MARCONI'S SOLICITORS"     Allen & Overy of One New Change, London
                                    EC4M 9QQ;

         "MARCONI SUBSCRIPTION      a sum equal to the nominal value of the
         MONIES"                    Initial Marconi Deferred Shares;

         "ORACLE AGREEMENT"         an employee licence agreement dated 24th
                                    May, 2001 between Marconi and Oracle
                                    Corporation UK Limited;

         "ORDINARY SHARES"          ordinary shares of L1 each in the capital of
                                    Ultramast;

         "PARENT UNDERTAKING"       has the meaning given in section 258 of the
                                    Companies Act 1985;

         "PARTICIPATION AGREEMENT"  a participation agreement dated 24th
                                    September, 2001 between Marconi and
                                    Ultramast in relation to the allocation of Oracle software licences granted to Marconi under the Oracle Agreement;

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                                       8

         "PURCHASE ORDERS"          those purchase orders authorised by
                                    Ultramast as at the date of this agreement or subsequently in respect of goods or services provided or to be provided by Marconi or, as the case may be, RTS (or their respective Affiliates);

         "RAILTRACK AGREEMENTS"     an agreement dated 26th April, 2001 between
                                    Railtrack plc and RTS relating to the
                                    identification of suitable sites for masts in Scotland and the grant of mast leases and an agreement dated 26th April, 2001 between Railtrack plc and RTS relating to the identification of suitable sites for masts in England and Wales and the grant of mast leases;

         "REDUCTION ORDER"          the order of the Court confirming the
                                    Capital Reduction;

         "REDUCTION TIMETABLE"      the timetable for the Capital Reduction set
                                    out in Schedule 2;

         "REGISTRAR"                the registrar of companies at Companies
                                    House in Cardiff;

         "RTS REDUCTION AMOUNT"     a sum equal to L19,186,026 or such lower
                                    amount as may be required under sub-clause
                                    5.5.1;

         "RTS REDUCTION SHARES"     367 Ordinary Shares registered in the name
                                    of RTS or such lower number of Ordinary
                                    Shares registered in the name of RTS as may be required under sub-clause 5.5.2;

         "RTS'S SOLICITORS"         Ashurst Morris Crisp of Broadwalk House,
                                    Appold Street, London EC2A 2HA;

         "RTS SUBSCRIPTION MONIES"  a sum equal to the nominal value of the
                                    Initial RTS Deferred Shares;

         "SCOTTISH MAST AGREEMENT"  an agreement dated 26th April, 2001 between
                                    Marconi and Ultramast relating to the
                                    identification of suitable sites for masts in Scotland and the grant of mast leases;

         "SEALED CONSENT ORDER"     the Consent Order duly sealed by the Court;

         "SECONDMENT ARRANGEMENT"   the unwritten, informal secondment
                                    arrangement under which the Employees are and have been seconded from Marconi (or its wholly owned subsidiary Albany Partnership
                                    Limited) to Ultramast;

         "SUBSIDIARY UNDERTAKING"   has the meaning given in section 258 of the
                                    Companies Act 1985; and

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                                       9

         "ULTRAMAST AGREEMENT"      an agreement dated 14th December, 2000
                                    between RTS and Marconi relating to the
                                    subscription for shares and the regulation of the exercise of their rights in relation to Ultramast.

1.2      In this agreement, unless the context otherwise requires:

         1.2.1 words denoting persons shall include bodies corporate and unincorporated associations of persons;

         1.2.2 any reference to the singular shall include the plural and vice versa;

         1.2.3 a reference to a clause, sub-clause or Schedule is a reference to a clause, sub-clause or schedule to this agreement; and

         1.2.4 any reference to an enactment includes reference to that enactment as amended, extended or applied by or under any other enactment before, on or after the signature of this agreement.

1.3 The headings in this agreement are for convenience only and do not affect its interpretation.

2.       CONDITIONS PRECEDENT

2.1      Completion is conditional on:

         2.1.1 the Court making an order confirming the repayment to Marconi out of Ultramast's capital of the MARCONI REDUCTION AMOUNT and any condition or undertaking imposed by the Court in that order being satisfied, no later than 15th February, 2003 or such later date as Marconi and RTS may agree, such agreement not to be unreasonably withheld or delayed; and

         2.1.2 the Consent Order having been sealed by the Court, no later than 28th February, 2003, or such later date as Marconi and RTS may agree, such agreement not to be unreasonably withheld or delayed.

2.2 Marconi and RTS agree that the Consent Order shall not be lodged with the Court for sealing until the Approval Time has occurred.

2.3 Each of the parties shall use all reasonable endeavours to procure the satisfaction of these Conditions, including the passing of all appropriate resolutions and execution of all reasonably necessary documents. If all these Conditions are not fulfilled by the time given for their satisfaction and Marconi and RTS do not agree to extend the time for satisfaction of these Conditions:

         2.3.1 except for this sub-clause, clauses 1, 11 and 12 and sub-clauses 4.6, 18.1, 18.4 and 18.5, all the other clauses of this agreement shall lapse and cease to have effect; but

         2.3.2 the lapsing of these provisions shall not affect any accrued rights or liabilities of any party.

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                                       10

3.       SETTLEMENT

3.1 Subject to Completion having occurred and subject to the remainder of this clause 3, this agreement is in full and final settlement of:

         3.1.1    all and any Claims by Marconi against RTS, RG or Ultramast;

         3.1.2    all and any Claims by RTS against Marconi or Ultramast;

         3.1.3    all and any Claims by RG against Marconi or Ultramast; and

         3.1.4    all and any Claims by Ultramast against RG, RTS or Marconi,

         and, subject to Completion having occurred and subject to the remainder of this clause 3, each of the parties mutually irrevocably releases and covenants not to sue or threaten to sue each other, or their present or former agents, Affiliates, partners, directors or employees in relation to any such Claim, provided that this covenant shall not extend to any Claim that any party may have against Railtrack plc.

3.2 Subject to Completion having occurred, each party agrees to procure, so far as it is able, that none of its Affiliates shall pursue any Claim that it may have against any other party or their present or former agents, Affiliates, partners, directors or employees.

3.3 Each of RTS and Marconi, in its capacity as a shareholder of Ultramast, hereby irrevocably consents to and approves the release of Claims in accordance with the terms of this agreement by Ultramast against RTS, RG and Marconi and further irrevocably consents to and approves the Capital Reduction in accordance with the terms of this agreement. The consent and approval given by RTS and Marconi by this sub-clause extends for the benefit of Ultramast and the directors of Ultramast.

3.4 In respect of any Claim that Ultramast may have against RG or RTS, this clause 3 shall only have effect in relation to any Claim which has or may have accrued to Ultramast at the date of Completion, and shall not operate to terminate any agreements or arrangements between Ultramast on the one hand and RTS or RG (or their respective Affiliates) on the other hand. This clause 3 shall not affect any Claim that Ultramast may have against RTS or RG (or any of their Affiliates) to the extent that such a Claim arises as a result of a breach by Railtrack plc of any agreement between Railtrack plc on the one hand and RTS or RG (or any of their Affiliates) on the other hand, provided that Ultramast undertakes to RTS that, pending Completion, it will not without the prior written consent of RTS take or threaten to take any action in respect of any such Claim.

3.5 Nothing in this agreement shall affect the obligation or ability of Ultramast to discharge any invoice properly raised by RTS or Marconi (or any of their respective Affiliates) on or prior to 30th September, 2002 or any sums payable pursuant to Purchase Orders or any sums payable pursuant to clause 10.

4.       PERIOD BETWEEN SIGNING AND COMPLETION

4.1 In the period from the date of this agreement until Completion, each of Marconi and RTS shall exercise all rights and powers available to it to procure that Ultramast shall:

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                                       11

         4.1.1    carry on its business in the ordinary and usual course; and

         4.1.2 not take any action which would have or might reasonably be expected to have the effect of increasing either the number of its creditors or the amounts owed to those creditors, save in respect of bona fide arms length transactions with creditors in the ordinary and usual course of trading.

4.2 Without prejudice to the generality of sub-clause 4.1 and without prejudice to the terms of the Ultramast Agreement, in the period from the date of this agreement until Completion, each of Marconi and RTS shall exercise all rights and powers available to it to procure that Ultramast shall not, without the prior consent (in writing or by e-mail) of both Marconi and RTS:

         4.2.1 incur any single item of capital expenditure or any series of items of capital expenditure in excess of L10,000; or

         4.2.2 dispose of or grant any option or right of pre-emption in respect of any part of its assets except in the ordinary course of trading; or

         4.2.3 borrow any money or make any payments out of or drawings on its bank accounts other than in the ordinary course of trading or in accordance with the terms of this agreement; or

         4.2.4 enter into any onerous, unusual, abnormal or long-term contract or commitment including, without limitation, operator agreements, contractor agreements and, to the extent that they are onerous, unusual, abnormal or long-term, supply agreements; or

         4.2.5 make any loan or advance or give any credit to any person other than loans, advances or credit given to persons (not being Affiliates of RTS or Marconi) in the ordinary course of trading; or

         4.2.6 enter into any leasing, vendor finance, hire-purchase, or other agreement or arrangement for payment on deferred terms; or

         4.2.7 enter into any lease, licence or commitment to enter into any lease or licence of land whether for the purposes of erecting telecommunications masts or otherwise; or

         4.2.8 grant or issue any mortgage, charge, debenture or other security or give any guarantee, bond or indemnity; or

         4.2.9 make any change in the terms and conditions of employment of any of its directors or employees or terminate (except for good cause) the employment of any person; or

         4.2.10 make, or announce to any person any proposal to make, any change or addition to any retirement, death or disability benefit of or in respect of any of its current or former directors or employees, or grant or create any additional or new retirement, death or disability benefit; or

         4.2.11 permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable but, for the avoidance of doubt, shall not take out any new or extend any current policy of insurance for a period in excess of one month; or

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                                       12

         4.2.12 take any action in relation to any contract with British Waterways or Ente Sardo Acquedottie Fognature or any other contract material (or which might reasonably be expected to be material) to the business of Ultramast; or

         4.2.13 bring any claim, action or proceeding against Marconi, RTS or RG; or

         4.2.14   agree, conditionally or otherwise, to do any of the foregoing;
                  or

         4.2.15 take any action which might reasonably be expected adversely to affect the ability of the Court to approve the Capital Reduction.

4.3 Ultramast undertakes to Marconi and RTS that it shall not, without the prior consent (in writing or by e-mail) of both of them, take any action of the kind described in sub-clause 4.1 or 4.2 above or in clause 11.1 of the Ultramast Agreement.

4.4      Within two days of the date of this agreement, Ultramast shall:

         4.4.1 pay to RTS (and, if applicable, its Affiliates) the aggregate sum of L1,641,000 in respect of goods or services provided by RTS or its Affiliates up to and including 30th September, 2002 and validly invoiced prior to the date of this agreement; and

         4.4.2 pay to Marconi (and, if applicable, its Affiliates) the aggregate sum of Y60,000 in respect of goods or services provided by Marconi or its Affiliates up to and including 30th September, 2002 and validly invoiced prior to the date of this agreement, and, in either such case, receipt by RTS or, as the case may be, Marconi (or, if applicable, their respective Affiliates), shall be a sufficient discharge by Ultramast of its obligations to pay such sums.

4.5 Notwithstanding the terms of this clause 4, in the period from the date of this agreement until Completion, Ultramast shall discharge promptly any invoices (other than those invoices referred to in sub-clause 4.4) properly raised pursuant to Purchase Orders or pursuant to sub-clause 10.2.

4.6 Each of Marconi and RTS shall use all reasonable endeavours to procure in so far as it is able that the Accounts are audited, approved by the board of directors of Ultramast and signed by a director of Ultramast by not later than the date of this agreement. For the avoidance of doubt only, the approval by the board of directors of Ultramast of the Accounts shall not constitute or be deemed to constitute an approval of such Accounts by RTS or Marconi or admission by RTS or Marconi of any counter claim or claim previously raised by either of them or Ultramast.

4.7 In the period from the date of this agreement until Completion, RTS may engage in discussions with third parties in relation to the acquisition of the Ordinary Shares registered in the name of RTS and may pass confidential information relating to Ultramast and its business (including, to the extent lawfully permitted by their terms, copies of agreements between Ultramast on the one hand and third parties on the other) in connection with such discussions to such third parties, provided always that such discussions do not adversely affect the ability of Ultramast either to carry out the Capital Reduction in accordance with the Reduction Timetable or to conduct its business in the ordinary course and provided further that any such third party is required to enter into confidentiality undertakings for the benefit of Ultramast in respect of any confidential information so passed to it.

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                                       13

4.8 Ultramast shall make any request for the consent of Marconi and RTS under sub-clause 4.2 or 4.3 in writing or by e-mail, followed on the same day by a confirmatory telephone call:

         4.8.1 in the case of Marconi, to Tony Robinson (or, in his absence, to Will Johnson or, in his absence, to Chris Chapple); and

         4.8.2 in the case of RTS, to Richard Womersley-Smith (or, in his absence, to Simon Osborne).

4.9 Each of Marconi and RTS shall reply to any request for consent given in accordance with sub-clause 4.8.1 or 4.8.2 (as the case may be) within three business days of receipt of that request. In the event that Marconi or RTS fails to reply within this period, Marconi or RTS (as the case may be) shall be deemed to have consented to that request.

4.10 Each of Marconi and RTS shall procure that Ultramast shall, conditional upon the Court making the Reduction Order, allot and issue to Marconi at par fully paid the Initial Marconi Deferred Shares and allot and issue to RTS at par fully paid the Initial RTS Deferred Shares.

4.11 At any time in the period from the date of this agreement until Completion, RTS may, provided that it has complied with clause 22.1 of the Ultramast Agreement, transfer all, but not some only, of the Ordinary Shares registered in the name of RTS to another company within its group (as defined in section 170 of the Taxation of Chargeable Gains Act 1992) (an "RTS GROUP COMPANY") provided always that such transfer does not adversely affect the ability of Ultramast either to carry out the Capital Reduction in accordance with the Reduction Timetable or to conduct its business in the ordinary course and further provided that the RTS Group Company and the other parties to this agreement have entered into a deed of adherence substantially in the form set out in Schedule 7 and that RTS procures that the RTS Group Company complies with its obligations under that deed of adherence. The parties to this agreement hereby undertake and agree to enter into the deed of adherence immediately following the entry into such deed by the RTS Group Company.

5.       CAPITAL REDUCTION

5.1      Each of Marconi and RTS shall:

         5.1.1 as soon as reasonably practicable after the date of this agreement but, in any event, not later than 20th December, 2002, sign a shareholders' written resolution of Ultramast to authorise Ultramast, in accordance with sections 135 to 141 of the Companies Act 1985, to:

                  (a) reduce the amount standing to the credit of its share premium account for the purpose of creating a reserve against which to write off the accumulated deficit on the profit and loss reserve on its balance sheet;

                  (b) reduce its share capital and share premium account through the cancellation of the Marconi Reduction Shares and, subject to sub-clause 5.5, the RTS Reduction Shares; and

                  (c) repay to Marconi out of Ultramast's share capital and its share premium account the MARCONI REDUCTION AMOUNT and repay, subject to sub-clause

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                                       14

                           5.5, to RTS out of Ultramast's share capital and its share premium account the RTS Reduction Amount

                  (the "CAPITAL REDUCTION"); and

         5.1.2 exercise all powers and rights available to it to procure that Ultramast makes an application to the Court pursuant to section 136 of the Companies Act 1985 for an order confirming the Capital Reduction,

         provided that the timing of the compliance by Marconi and RTS with their respective obligations under sub-clause 5.1 shall be conditional upon the Accounts having been audited and signed as referred to in sub-clause 4.6.

5.2 Marconi and RTS shall use their respective reasonable endeavours to procure (insofar as they are able) that, in furtherance of the Capital Reduction, Ultramast shall take the steps set out in the Reduction Timetable and shall use all reasonable endeavours to ensure that those steps are taken in accordance with the Reduction Timetable including, without limitation, instructing professional advisers to deal with all aspects of the Capital Reduction in accordance with the Reduction Timetable and undertaking all necessary due diligence into the creditor position of Ultramast.

5.3 The day to day legal aspects of the Capital Reduction shall be dealt with by RTS's Solicitors (as instructed by Ultramast) in consultation with Marconi's Solicitors. RTS shall notify Marconi as soon as it becomes aware of any reason why the Capital Reduction may not take place either at all or in accordance with the Reduction Timetable. In the event of such a notification, Marconi and RTS shall work together in good faith with a view to ensuring (insofar as is possible) that the Capital Reduction is nevertheless completed and in accordance with, or as nearly as is reasonably practicable in accordance with, the Reduction Timetable.

5.4 Subject to Ultramast having complied with its obligations under sub-clauses 4.4 and 4.5, each of Marconi, RTS and RG shall, and in respect of its Affiliates (other than, in the case of Marconi, Marconi Communications SpA) shall exercise all powers and rights available to it to procure that those Affiliates shall, consent in its capacity as creditor to Ultramast to the Capital Reduction and shall take all such action and sign all such documents as may reasonably be required to satisfy the requirements of the Court under section 137(1) of the Companies Act 1985 including, without limitation, agreeing to subordinate any claims it may have against Ultramast to the claims of any other creditor of Ultramast who does not give such a consent.

5.5 If the level of the actual or contingent creditors of Ultramast is such that the Capital Reduction cannot, or is unlikely (based on the advice of Queen's Counsel instructed in relation to the Capital Reduction) to, be confirmed by the Court:

         5.5.1 the RTS Reduction Amount shall be reduced to such sum, being a multiple of L52,278, as shall allow the Capital Reduction to be confirmed by the Court (based on the advice of Queen's Counsel instructed in relation to the Capital Reduction); and

         5.5.2 the RTS Reduction Shares shall be reduced to the number of Ordinary Shares registered in the name of RTS as would be cancelled on a repayment to RTS of the RTS Reduction Amount (as reduced in accordance with sub-clause 5.5.1) on the basis of L52,278 per Ordinary Share.

5.6 Ultramast undertakes that it shall, to the extent contemplated by this agreement, progress the Capital Reduction with all due care and in accordance so far as is practicable with the Reduction Timetable.

5.7 Upon receipt of the Reduction Order, Ultramast undertakes that it shall not lodge the sealed Reduction Order with the Registrar until Completion.

5.8 Notwithstanding any other provision of clause 5, each of Marconi, RTS and Ultramast shall take all steps, measures and actions available to it to procure (so far as it is able) that Condition 2.1.1 is satisfied within the time specified for its satisfaction and that Marconi is paid the MARCONI REDUCTION AMOUNT in full under the Capital Reduction in accordance with the Reduction Timetable.

6.       CONSENT ORDER

6.1 On the date of this agreement, each of Marconi and RTS shall sign (through Marconi's Solicitors and RTS's Solicitors respectively) the Consent Order, which shall be held by Marconi's Solicitors to the joint order of Marconi and RTS until the Approval Time, whereupon Marconi's Solicitors shall lodge it with the Court for the Court's approval (if required) and sealing. A copy of the signed Consent Order (marked as such) shall be provided to Ultramast and RTS.

6.2 If the Court requires a hearing prior to sealing the Consent Order, Marconi and RTS shall use all reasonable endeavours to arrange such hearing in accordance with the Reduction Timetable.

6.3 Upon receipt by Marconi's Solicitors of the Sealed Consent Order, it shall be copied by Marconi's Solicitors to RTS's Solicitors. Marconi and RTS agree that no request for payments out of Court in accordance with the Sealed Consent Order shall be made by either of them other than at Completion and in accordance with sub-clauses 7.3.1 and 7.4.2 or as Marconi and RTS otherwise agree.

6.4 Marconi and RTS each acknowledge that, of the L19,186,026 which will become payable to Marconi pursuant to the terms of the Consent Order, L4,000,000 will, if Completion occurs, be payable in full and final settlement of Marconi's counterclaims in the Action in respect of sums payable and damages claimed under the Ultramast Agreement and L15,186,026 will, if Completion occurs, be payable in full and final settlement of Marconi's counterclaims in the Action in respect of sums payable and damages claimed under the Ipsaris Agreement.

6.5 In accordance with the terms of the Easynet Put Option, RTS covenants with Marconi that, subject to the provisions of the Easynet Put Option and subject to any disposal effected by Marconi and any encumbrance arising as a result of any action on the part of Marconi, as at the Approval Time and immediately prior to Completion, it will have the right to sell and transfer to Marconi the full legal and beneficial interest in the Easynet Shares, free from liens, charges, equities and encumbrances and together with all rights attaching to them.

6.6 Marconi covenants with Ultramast that as at the Approval Time and immediately prior to Completion it will have full legal and beneficial title to the Marconi Reduction Shares free from liens, charges, equities and encumbrances. RTS covenants with Ultramast that as at the Approval Time and immediately prior to Completion it will have full legal and beneficial title to the RTS Reduction Shares free from liens, charges, equities and encumbrances.

7.       COMPLETION

7.1 Completion shall take place at the offices of Marconi's Solicitors on the business day following the date on which all of the Conditions are satisfied or at such other time and place as Marconi and RTS may agree.

7.2      At Completion Ultramast shall:

         7.2.1    lodge the Reduction Order with the Registrar;

         7.2.2 upon notification that the Registrar has registered the Reduction Order, pay to Marconi the MARCONI REDUCTION AMOUNT and pay to RTS the RTS Reduction Amount;

         7.2.3 pay to RTS (or, as the case may be, its Affiliates) all sums outstanding from Ultramast to RTS or any of its Affiliates under invoices properly raised pursuant to Purchase Orders;

         7.2.4 pay to Marconi (or, as the case may be, its Affiliates) all sums outstanding from Ultramast to Marconi or any of its Affiliates under invoices properly raised pursuant to Purchase Orders and any sums owing pursuant to sub-clause 10.2;

         7.2.5 deliver to Marconi a share certificate representing the Initial Marconi Deferred Shares and deliver to RTS a share certificate representing the Initial RTS Deferred Shares; and

         7.2.6 lodge with the Registrar a Form 88(2) in respect of the Initial Marconi Deferred Shares and the Initial RTS Deferred Shares.

7.3      At Completion, RTS shall:

         7.3.1 authorise Marconi's Solicitors to lodge the Sealed Consent Order with the Court together with a request for payment in accordance with its terms;

         7.3.2    pay to Ultramast the RTS Subscription Monies;

         7.3.3 deliver to Ultramast the share certificates representing the RTS Reduction Shares; and

         7.3.4 to the extent necessary, irrevocably release to Marconi the stock transfer form transferring the Easynet Shares to Marconi and the share certificate in respect of the Easynet Shares.

7.4      At Completion, Marconi shall:

         7.4.1 deliver to Ultramast the share certificates representing the Marconi Reduction Shares;

         7.4.2 authorise Marconi's Solicitors to lodge the Sealed Consent Order with the Court together with a request for payment in accordance with its terms;

         7.4.3    pay to Ultramast the Marconi Subscription Monies; and

         7.4.4 deliver to Ultramast the resignations of Tony Robinson and, if requested by RTS, Andrew Elliman and/or any other director of Ultramast appointed by Marconi under the Ultramast Agreement as a director of Ultramast, in each case acknowledging under seal that he has no claim against Ultramast whether for loss of office or otherwise.

7.5 All payments to be made under this agreement to RTS shall be made, without deduction or set-off, by telegraphic transfer to the client account of RTS's Solicitors and all payments to be made under this agreement to Marconi shall be made, without deduction or set-off, by telegraphic transfer to the bank account of Marconi which has been notified to RTS, RG or Ultramast (as the case may be), save for any payment due to Marconi to be received from the Court which shall be made to the client account of Marconi's Solicitors.

7.6 Ultramast covenants to Marconi that it shall not, and RTS covenants to Marconi that it shall procure that Ultramast shall not, sell, transfer or otherwise dispose of the whole or substantially the whole of its business and undertaking to a person which is not an Affiliate of Ultramast or of Marconi plc prior to 30th September, 2004. RTS undertakes that prior to any transfer of any interest in the shares held by it in Ultramast it shall secure, for the benefit of Marconi, a covenant and undertaking from the transferee in identical terms, mutatis mutandis, to the covenant and undertaking imposed on it under this clause, whereupon it shall be released from its covenant under this clause, provided that where RTS transfers an interest in some but not all of the shares held by it in Ultramast, it shall secure a covenant and undertaking from each separate transferee in identical terms, mutatis mutandis, and shall only be released from its covenant under this clause once it has transferred all shares (other than Deferred Shares) held by it in Ultramast.

7.7 Marconi and RTS each acknowledge that, subject to the parties having complied with their respective obligations at Completion, Marconi shall be deemed to have satisfied the price payable to RTS under the Easynet Put Option in respect of the Easynet Shares and Marconi shall be entitled to be registered as the registered holder of the Easynet Shares.

8.       TERMINATION OF CERTAIN AGREEMENTS

8.1      Upon each of the parties having complied with its obligations at
         Completion:

         8.1.1 the Ultramast Agreement shall terminate and be of no further effect save that, notwithstanding any other provision of the Ultramast Agreement or this agreement and regardless of any continuation of any Marconi shareholding in Ultramast, the provisions of clause 14.2 of the Ultramast Agreement, together with any other provisions of the Ultramast Agreement necessary for the interpretation, operation or enforcement of that clause, shall continue to apply until 31st December, 2004 (provided that the words "own or" shall be deemed to have been deleted from sub-clause 14.2(B) of the Ultramast Agreement), whereupon those clauses shall terminate and be of no further effect;

         8.1.2 as between Marconi and RTS, the Ipsaris Agreement shall terminate and be of no further effect;

         8.1.3 the English Mast Agreement shall terminate and be of no further effect; and

         8.1.4 the Scottish Mast Agreement shall terminate and be of no further effect.

8.2 On Completion, Marconi shall use its reasonable endeavours to cause Easynet to procure that Ipsaris agrees to the termination, without liability to Ultramast or RTS, of all the agreements entered into between Ipsaris and Ultramast or RTS, provided that Marconi shall not be required to take any action which may constitute a breach of:

         8.2.1 paragraph 3.12 or 9.34 of the listing rules issued from time to time by the United Kingdom Listing Authority for the purposes of Part VI of the Companies Act 1985; or

         8.2.2 a relationship agreement dated 26th June, 2001 between Marconi and Easynet.

8.3 Marconi confirms that the relationship agreement referred to in sub-clause 8.2.2 provides that Marconi shall exercise all powers of control in relation to itself and its associates so as to ensure to the extent it is able through its exercise of such powers that at all times Easynet and Ipsaris are capable of carrying on, and do carry on, their business independently of Marconi and any of its associates.

8.4 For the avoidance of doubt, nothing in this agreement shall affect any agreement between Ipsaris on the one hand and RTS, RG or Ultramast on the other hand.

8.5 On and after Completion, Marconi undertakes to RTS and Ultramast that it shall not, and shall procure that its Affiliates shall not, knowingly seek to exert any influence or control it may have, pursuant to any contract with British Waterways, over British Waterways in relation to Ultramast provided that this sub-clause shall not have any effect in relation to a letter dated 26th April, 2001 from Marconi plc to British Waterways.

8.6 Marconi shall no later than 5 days from the date of this agreement notify (in accordance with the Oracle Agreement) Oracle Corporation UK Limited of the transaction contemplated by this agreement and shall use its reasonable endeavours to procure (including expressly requesting the same) that Oracle Corporation UK Limited treats the 30 software licences which are the subject of the Participation Agreement as Transferable Licences (within the meaning of the Oracle Agreement) and grants to Ultramast a New License Agreement (as defined in the Oracle Agreement) at no cost to Ultramast (other than the payment of any charges for Services (within the meaning of the Oracle Agreement) for the next following annual support period, it being agreed as between Marconi and Ultramast that, other than the aggregate sum of L20,000 (part of which was invoiced in November, 2002 and part of which is to be invoiced in February, 2003) together with the sum of approximately L2,000 to be invoiced in December, 2003, Ultramast has paid for support in the period up to and including 31st December,
         2002). On and after Completion, notwithstanding any other provision of this agreement, the Participation Agreement shall continue in full force and effect for a period of 12 months from the date of Completion (or, if earlier, until the grant of the New License Agreement), whereupon it shall terminate and be of no further effect, save in respect of any rights of Marconi or Ultramast accrued under it.

8.7 RTS and RG shall each use all reasonable endeavours to procure that Railtrack plc agrees that the exclusivity provisions contained in the clauses headed "non-competition" in each of the Railtrack Agreements shall remain in full force and effect notwithstanding that Marconi may cease to hold 10 per cent. of the share capital of Ultramast.

8.8 On Completion, Marconi undertakes that it shall not (and shall procure that its Affiliates shall not), until 31st December, 2004, either on its own account or in conjunction with or on behalf of any person, firm or company, solicit or endeavour to entice away from Ultramast any person who is an officer, manager or employee of the operational telecoms staff of Ultramast, whether or not such a person would commit a breach by reason of leaving service or office, provided that this sub-clause shall not apply in respect of Andrew Elliman or Simon Ralph, except to the extent that either of them becomes an employee of Ultramast or an Affiliate of Ultramast on or after Completion.

9.       DEFERRED SHARES

9.1      For the purposes of this clause, a "REORGANISATION" shall mean:

         9.1.1    a sub-division or consolidation of the Ordinary Shares;

         9.1.2 a distribution or other capital reorganisation (whether by way of bonus, capitalisation or otherwise) by Ultramast; or

         9.1.3 any event in relation to the Ordinary Shares or the Deferred Shares having a dilutive effect in the proportion of the Deferred Shares in relation to the total number of shares in the capital of Ultramast.

9.2 In the event of a Reorganisation following Completion, such that Marconi would cease to hold 10 per cent. of the nominal value of all the shares in the capital of Ultramast, Marconi shall subscribe at par for such further number of Deferred Shares as would result in Marconi continuing to hold 10 per cent. of the nominal value of all the shares in the capital of Ultramast (the "FURTHER MARCONI DEFERRED SHARES"), provided that:

         9.2.1 RTS shall pay to Marconi a sum equal to the subscription price of the Further Marconi Deferred Shares;

         9.2.2 Marconi shall not be obliged to subscribe the Further Marconi Deferred Shares where such a subscription would have any adverse tax or accounting consequences for Marconi or its Affiliates; and

         9.2.3 RTS shall reimburse Marconi for all of its legal and other professional costs and expenses incurred in dealing with the subscription for the Further Marconi Deferred Shares.

9.3 RTS grants to Marconi an option to require RTS to purchase all of the Deferred Shares from time to time issued to Marconi on the terms and subject to the conditions set out in Schedule 3 (the "PUT OPTION") and Marconi grants to RTS an option to purchase from Marconi all of the Deferred Shares from time to time issued to Marconi on the terms and subject to the conditions set out in Schedule 3 (the "CALL OPTION"). The Put Option and the Call Option shall both lapse and cease to be of any further effect on the date being the thirtieth anniversary of the date of this agreement.

10.      SECONDMENT ARRANGEMENT

10.1 The Secondment Arrangement shall terminate on Completion and be of no further effect.

10.2 Marconi shall recharge to Ultramast the Employment Costs which accrue up to Completion on exactly the same basis it has done to date under the Secondment Arrangement. Ultramast shall not be responsible for any Employment Costs in relation to the Employees other than the Employment Costs which accrue up to Completion.

10.3 With effect from Completion and unless the Employees take up employment with Ultramast and/or its Affiliates following Completion, Marconi shall perform and discharge all obligations in respect of the Employees arising on or after Completion and shall be responsible for all costs and liabilities in relation to the Employees arising on or after Completion including all costs and liabilities (whether or not these costs or liabilities relate to the period of the Secondment Arrangement) in relation to any termination of the Employees' employment with Marconi or its Affiliates and termination of the Secondment Arrangement; and

10.4 Marconi hereby undertakes to indemnify Ultramast against those costs and liabilities which it is obliged to discharge under sub-clause 10.3.

10.5     The total aggregate liability of Marconi under sub-clauses 10.3 and
         10.4 shall not exceed the sum of L300,000.

11.      CONFIDENTIALITY

11.1 The terms of this agreement shall be held in complete confidence by each of the parties and shall not be disclosed to any other person except:

         11.1.1 to the auditors and to the legal advisers of that party to whom the confidentiality obligations set out in this agreement shall extend; or

         11.1.2 where that party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal or regulatory obligation; or

         11.1.3 to the extent that it is already in the public domain (other than as a result of a party's breach of this agreement) or to the extent required by a Court of competent jurisdiction; or

         11.1.4 with the prior written consent of the other parties to this agreement, such consent not to be unreasonably withheld; or

         11.1.5 to the Creditors' Committees who may, for the avoidance of doubt, disclose the terms to any lender to Marconi or any holder of any bond issued by Marconi; or

         11.1.6 to the shareholders of a party, in response to a specific question raised by such a shareholder at a general meeting of that party; or

         11.1.7 to the extent required for the purposes of the Court considering or hearing the Capital Reduction.

11.2 The parties shall take all reasonable steps to make their employees and agents aware of the terms of sub-clause 11.1 and to instruct them to observe those terms.

11.3 If none of the exceptions at sub-clauses 11.1.1 to 11.1.7 apply and a party is asked about the Action or this agreement, the party shall respond in accordance with the questions and answers in the agreed form and no more.

12.      NON-ADMISSION OF LIABILITY

         Save for sub-clause 6.4, none of the parties makes any admission of liability whether by entering into this agreement or otherwise and no party shall claim that any other party has admitted any liability by entering into this agreement.

13.      PRESS RELEASE

         Marconi and RTS shall each release a press release in the agreed form following signature of this agreement.

14.      BREACH

         Each of the parties individually and severally acknowledges, having regard to the nature of this settlement, that damages would not be an adequate remedy for any breach of this agreement and that the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this agreement should lie to enforce any of the obligations herein. Notwithstanding the provisions of this clause but without prejudice to the provisions of clause 2, no party shall have any right to rescind or otherwise to terminate this agreement.

15.      WARRANTY OF AUTHORITY

         Each of the parties warrants to the others that this agreement constitutes its legal, valid and binding obligation and that it has full power and authority to enter into and perform, and has taken all necessary action to authorise its entry into and performance of this agreement.

16.      THIRD PARTY RIGHTS

         Save in respect of clause 3, a person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms. Clause 3 may be varied or terminated by agreement between the parties without the consent of any person.

17.      FURTHER ASSURANCE

17.1 Each party shall execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things and exercise all rights and powers available to it in respect of any other person as may from time to time reasonably be required in order to give full effect to this agreement.

17.2 Each party hereby gives all consents necessary to the transactions contemplated by this agreement including, without limitation, all consents required under the Ultramast Agreement.

18.      GENERAL

18.1 Each party shall bear its own costs in connection with the negotiation, execution and implementation of this agreement.

18.2 This agreement shall be binding on the parties, their successors and assigns and the name of a party appearing herein shall be deemed to include the names of any such successor or assign.

18.3 Each party confirms that this agreement sets out the entire agreement and understanding between the parties in relation to the subject matter hereof. Each of the parties acknowledges that no representation (including pre-contractual negligent and innocent misrepresentations) of any nature has been made to that party or relied upon by that party in connection with or in relation to this settlement, except as set out in this agreement and each of the parties irrevocably waives all rights and remedies which, but for this sub-clause, might otherwise be available to it in respect of any such representation. This clause shall not limit or exclude any liability for fraud.

18.4 This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any parties may enter into this agreement by executing a counterpart.

18.5 This agreement shall be governed by and shall be construed in accordance with English law. The parties submit to the exclusive jurisdiction of the English Courts for the purpose (but solely for the purpose) of any action to enforce the terms of this agreement.

18.6 Save as may be specifically provided by this agreement, none of the rights or obligations under this agreement may be assigned, transferred, held on trust or otherwise dealt with in any way without the prior written consent of all of the parties.

18.7 A waiver (whether express or implied) by one of the parties of any of the provisions of this agreement or of any breach of or default by any other party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving party from subsequently enforcing any of the provisions of this agreement not waived or from acting on any subsequent breach of or default by any other party under any of the provisions of this agreement.

18.8 The invalidity, illegality or unenforceability of any of the provisions of this agreement shall not affect the validity, legality or enforceability of the remaining provisions of this agreement.

19.      THE LIQUIDATORS

19.1 The Liquidators are entering into and signing this agreement as agents of RG and have been acting in that capacity in the negotiation, preparation and implementation of this agreement.

19.2 The Liquidators and their staff, employees, advisers and agents shall incur no personal liability whatsoever in respect of any matter referred to in this agreement or any other deed, instrument or document entered into pursuant to it and, without prejudice to the generality of the foregoing, in respect of any of the obligations undertaken by RG or in respect of any failure on the part of RG to observe, perform or comply with any such obligations or in relation to any associated arrangements or negotiations whether such liability would arise under the Insolvency Act 1986 or otherwise howsoever and any liability to which the

         Liquidators or their staff, employees, advisers and agents would otherwise be subject (whether in contract, tort or otherwise) is expressly excluded.

19.3 Without prejudice to clause 15 and sub-clause 18.3, in favour of the Liquidators and RG, all representations (including pre-contractual negligent and innocent misrepresentations) and warranties express or implied, and whether statutory or otherwise, relating to the subject matter of this agreement are excluded.

19.4 Any claim against RG and/or against the Liquidators, or their firm or their partners, employees, agents advisers or representatives shall, in any event, notwithstanding the above exclusions of liability, be irrevocably waived unless made in writing by notice to the Liquidators not later than 90 days after the date hereof, the first day of such 90 days' period to be the day immediately following the date hereof.

19.5     The exclusion of liability in this agreement shall:

         19.5.1 arise and continue notwithstanding the termination of the Liquidators' agency before or after the signing of this agreement and shall operate as waivers of any claims in tort as well as under the law of contract;

         19.5.2 be in addition to and not in substitution for and notwithstanding any right of indemnity or relief otherwise available; and

         19.5.3   continue after Completion.

19.6 The parties further acknowledge and agree that the Liquidators are parties to this agreement in their personal capacities only for the purposes of receiving the benefit of the exclusions and limitations in their favour in this agreement.

19.7 Nothing in this agreement shall operate to restrict or affect in any way any right of the Liquidators to an indemnity or to a lien whether under section 234 of the Insolvency Act 1986 or otherwise howsoever.

19.8 The Liquidators shall be entitled to retain all such records and documents relating to RG or its business or any of its assets as are necessary to perform and complete their duties as Liquidators and the other parties to the agreement shall render such assistance to the Liquidators and their representatives and agents as the Liquidators may reasonably require to perform and complete such duties in so far as they relate specifically to this settlement deed and directly related matters.

19.9 The exclusions and limitations contained in this agreement shall not apply in the case of any fraudulent misrepresentation made by RG or the Liquidators or their respective agents or insofar as any action against any of them is based upon the fraud of RG or the Liquidators or their respective agents (and for these purposes "fraud" includes the deliberate concealment (to be construed by reference to section 32(2) of the Limitation Act 1980) of any fact relevant to any right of action against RG or the Liquidators) save insofar as they satisfy the requirement of reasonableness as stated in the Unfair Contract Terms Act 1977 or, where applicable, would satisfy the requirement of reasonableness were references to periods of time to be construed as running from the discovery of the fraud or concealment (as the case may be) in which event such references shall be so construed.

20.      INDEMNITIES

20.1 Marconi shall indemnify and hold harmless each of Ultramast and RTS or the New Party (as defined in the Form of Deed of Adherence in Schedule
         7) and, to the extent applicable, their respective Affiliates against all actual costs, claims, demands and expenses (including reasonable legal costs and expenses) of whatever nature incurred or suffered by it, and arising out of any claim, action or proceeding taken or issued by or on behalf of British Waterways (or its predecessors) against Ultramast, RTS, Marconi or Marconi plc solely to the extent that such claim, action or proceeding is in respect of a letter dated 26th April, 2001 from Marconi plc to British Waterways or in connection with the relationship between Marconi plc and British Waterways created by that letter (a "BW CLAIM"), provided always that:

         20.1.1 Ultramast and/or RTS (as the case may be) shall promptly, and in any event within seven days, notify Marconi in writing of any BW Claim of which it becomes aware;

         20.1.2 Marconi shall, at its expense, be entitled to have the conduct of and/or settle all negotiations and litigation arising from any BW Claim to the extent that such negotiations and litigation relate to the BW Claim;

         20.1.3 Ultramast and/or RTS shall, and shall procure so far as they are able that their Affiliates shall, at Marconi's request and with Marconi reimbursing Ultramast, RTS and/or any Affiliate (as the case may be) for all costs and expenses (including reasonable legal costs and expenses) reasonably incurred, give Marconi all assistance reasonably requested by Marconi (including, without limitation, giving access to such employees, documents and records as Marconi may reasonably require provided that such access would not result in RTS and/or Ultramast and/or their respective Affiliates waiving or losing the benefit of any legal privilege they would otherwise have in respect of such employees, documents and records);

         20.1.4 if a BW Claim does not include RTS, Ultramast or any of their Affiliates as a named party to any such claim, action or proceeding, Marconi shall not be obliged to pay the costs, claims, demands or expenses of Ultramast, RTS and/or any of their Affiliates unless it has first received notification of the intention to incur such amounts and Marconi has given its prior written consent to the incurrence of such amounts (such consent not to be unreasonably withheld or delayed);

         20.1.5 neither Ultramast nor RTS shall make any admission of liability or agree to any settlement or compromise of any BW Claim or incur any costs or expenses in relation to a BW Claim except with the prior written consent of Marconi;

         20.1.6 the Liquidators will, while Marconi has conduct of claims as contemplated in this sub-clause 20.1, be kept fully informed of the process and progress of any such negotiation and/or litigation and will be permitted reasonable access to the legal counsel(s) conducting such negotiation and/or litigation for or on behalf of Marconi; and

         20.1.7   the total aggregate liability of Marconi under this sub-clause
                  20.1 shall not exceed L10,000,000.

20.2 RTS, Marconi and Ultramast shall use their respective reasonable endeavours to procure, insofar as they are respectively able, that Ente Sardo Acquedottie e Fognature ("ESAF") agrees to the termination of an agreement dated 30th July, 2002 between ESAF and

         Ultramast (the "CONVENTION") without any liability on the part of Ultramast. In using their respective reasonable endeavours to procure termination of the Convention, none of RTS, Marconi or Ultramast shall make any payment to ESAF without the prior written consent of both RTS and Marconi (such consent not to be unreasonably withheld). RTS, Marconi and Ultramast shall consult each other with regard to actions to be taken to achieve such termination, and shall co-operate with each other in good faith with a view to securing, insofar as the parties are respectively able, such termination prior to Completion.

20.3 If such termination in a manner reasonably satisfactory to both RTS and Marconi (the "REQUIRED TERMINATION") is not achieved prior to Completion and Ultramast is required to pay any sum to ESAF (other than sums specifically provided for in respect of ESAF in the witness statement prepared in connection with the Capital Reduction) in respect of the Convention or any leases required to be entered into pursuant to it, including as a result of breach or otherwise non-compliance with the terms of the Convention (an "ESAF PAYMENT"), Marconi shall indemnify and hold harmless RTS against 50 per cent. of all such ESAF Payments, provided always that:

         20.3.1 Ultramast and/or RTS (as the case may be) shall promptly, and in any event within seven days, notify Marconi in writing of any ESAF Payment of which it becomes aware;

         20.3.2 RTS, Marconi and Ultramast agree that no steps will be taken by any of them in relation to the Convention or Ultramast's relationship with ESAF, without the prior written consent of both RTS and Marconi (such consent not to be unreasonably withheld);

         20.3.3 in no event shall Marconi's liability under this indemnity, whether in relation to one or more ESAF Payments, exceed in aggregate L1.68 million;

         20.3.4 this indemnity shall only subsist so long as Ultramast remains a subsidiary of either RTS or the New Party (as defined in the Form of Deed of Adherence in Schedule 7); and

         20.3.5 this indemnity shall lapse and cease to have effect if the Required Termination is subsequently achieved or if either of Ultramast or RTS build any mast sites pursuant to the terms of the Convention or otherwise take any other material action with respect to their purported obligations thereunder other than seeking the Required Termination.

20.4 Insofar and to the extent that RTS receives a payment from Marconi pursuant to the indemnity provided for in sub-clause 20.3, RTS shall forward such sum received to Ultramast subject to the deduction of all reasonable costs and expenses (including legal costs and expenses) incurred in the process of obtaining such payment from Marconi, provided always that this sub-clause shall not have the effect of increasing the liability of Marconi under sub-clause 20.3 in any way whatsoever.

IN WITNESS whereof the parties hereto have caused this deed to be duly executed and delivered on the date first written above.

EXECUTED as a DEED by                      )
RT GROUP TELECOM SERVICES LIMITED          )       SIMON OSBORNE
acting by                                  )
and                                        )       PAUL WORTHINGTON

EXECUTED as a DEED by                      )
RT GROUP PLC                               )
(IN MEMBERS' VOLUNTARY LIQUIDATION)        )
acting by James Robert Drummond Smith
one of the Liquidators
(as its agent without personal liability)
in the presence of:
                                                              JAMES SMITH
Signature of witness LOUIS ATTRILL
                                                     AS JOINT LIQUIDATION
                                                         RT GROUP PLC
LOUIS ATTRILL                                 (IN MEMBERS VOLUNTARY LIQUIDATION)
Name of Witness
ASHURST MORRIS CRISP
BROADWALK HOUSE
5 APPORD STREET
LONDON, EC2A 2HA
Address

TRAINEE SOLICITOR
Occupation

EXECUTED as a DEED by                      )
RT GROUP TELECOM SERIVCES                  )
LIMITED                                    )       SIMON OSBORNE
acting by A DIRECTOR                       )
and ITS SECRETARY                          )       PAUL WORTHINGTON

EXECUTED as a DEED by RT                   )
GROUP PLC                                  )       JAMES SMITH
(IN MEMBERS' VOLUNTARY                     )
LIQUIDATION                                )
acting by James Robert Drummond Smith      )
one of the liquidators
(as its agent without personal liability) in the presence of:

Signature of witness

___________________________________
Name of Witness

___________________________________
___________________________________
___________________________________
Address

___________________________________
Occupation

EXECUTED as a DEED by                                  )
MARCONI CORPORATION PLC                                )       MICHAEL PARTON
acting by                                              )
and                                                    )       CHRIS HOLDEN

EXECUTED as a DEED by                                  )
ULTRAMAST LIMITED                                      )       SIMON OSBORNE
acting by                                              )
and                                                    )       TONY ROBINSON

EXECUTED as a DEED by                                  )
James Robert Drummond Smith                            )            JAMES SMITH
for and on behalf of himself and Nicholas James Dargan ) in the presence of:

LOUIS ATTRILL
Signature of witness

LOUIS ATTRILL
Name of Witness
ASHURST MORRIS CRISP
BROADWALK HOUSE.
5 APPORD STREET
LONDON, EC2A 2HA
Address

TRAINEE SOLICITOR
Occupation

EXECUTED as a DEED by MARCONI                          )
CORPORATION PLC                                        )        MIKE PARTON
acting by                                              )
and                                                    )

EXECUTED as a DEED by                                  )
ULTRAMAST LIMITED                                      )        SIMON OSBORNE
acting by A DIRECTOR                                   )
and A DIRECTOR                                         )        TONY ROBINSON

EXECUTED as a DEED by                                  )
by James Robert Drummond Smith                         )        JAMES SMITH
one of the liquidators                                 )
for and on behalf of himself and Nicholas James Dargan ) in the presence of:

Signature of witness

___________________________________
Name of Witness

___________________________________
___________________________________
___________________________________
Address

___________________________________
Occupation

IN THE HIGH COURT OF JUSTICE                            CLAIM NO. 2002 FOLIO 309

QUEEN'S BENCH DIVISION

COMMERCIAL COURT

CLAIMANT                   RAILTRACK TELECOM SERVICES LIMITED

                                       and

DEFENDANT                  MARCONI CORPORATION PLC

                             -----------------------

                                  CONSENT ORDER

                             -----------------------

The Claimant and Defendant having agreed terms of settlement

BY CONSENT

IT IS ORDERED that:

1. L19,186,026 of the L20,558,903.90 paid into Court by the Defendant on 15th August, 2002 pursuant to the Order of Morison J dated 25th, July 2002 shall be paid to the Defendant's solicitors, Allen & Overy;

2. the balance of the L20,558,903.90 so paid into Court, together with all accrued interest on that L20,558,903.90 shall be paid to the Claimant's solicitors, Ashurst Morris Crisp;

3.       this action is hereby discontinued; and

4.       there be no order for costs.

Dated this 21st day of February, 2003

                                                       CLAIM NO. 2002 FOLIO 309

                                                   IN THE HIGH COURT OF JUSTICE

                                                          QUEEN'S BENCH DIVISION

                                                                COMMERCIAL COURT

                                           CLAIMANT    RAILTRACK TELECOM
                                                       SERVICES LIMITED

                                                                  AND

                                           DEFENDANT   MARCONI CORPORATION
                                                       PLC

                                                   -------------------

                                                   CONSENT ORDER

                                                   -------------------

                                                   Ashurt Morris Crisp
                                                   Broadwalk House
                                                   5 Appold Street
                                                   London EC2A 2HA

                                                   Ref: JRL
                                                   SOLICITORS FOR THE CLAIMANT

                                                   Allen & Overy
                                                   One New Change
                                                   London EC4M 9QQ

                                                   Ref: SH/IRT
                                                   SOLICITORS FOR THE DEFENDANT

                                    SCHEDULE 2
                               REDUCTION TIMETABLE

------------------------------------------------------------------------------------------------------------------------------------
          DATE                               ACTION(S)                                   DOCUMENT(S)                  RESPONSIBILITY
------------------------------------------------------------------------------------------------------------------------------------
DATE OF THIS AGREEMENT      (1)   Marconi and RTS sign Consent Order (but    (1)   D&T Report                          D&T/U/AMC
UNTIL 20TH DECEMBER, 2002         held by A&O to the order of the parties
                                  pending receipt of the court order         (2)   Instructions to Counsel             AMC
                                  approving the Capital Reduction)
                                                                             (3)   Petition                            AMC/U
                            (2)   Fully investigate the position of
                                  creditors of Ultramast as at date of       (4)   Witness statement                   AMC
                                  witness statement
                                                                             (5)   Certificate of Incorporation and
                            (3)   Draft all court documentation and                Certificates of Incorporation on
                                  circulate to all parties for comment             changes of name                     AMC

                            (4)   Instruct counsel (Martin Moore QC) to      (6)   Memorandum and Articles of
                                  settle all documentation                         Association (including any
                                                                                   changes)                            D&T/U

                                                                             (7)   Accounts

                                                                             (8)   Latest management accounts
                                                                                   (30.09.02)                          U

                                                                             (9)   Evidence of cash balances (e.g.
                                                                                   balance sheet, bank statements)     U

                                                                             (10)  Evidence of how and when loss
                                                                                   arose for purposes of loss
                                                                                   reduction                           AMC

                                                                             (11)  Reduction Order                     AMC/U

------------------------------------------------------------------------------------------------------------------------------------
          DATE                               ACTION(S)                                   DOCUMENT(S)                  RESPONSIBILITY
------------------------------------------------------------------------------------------------------------------------------------
                                                                             (12)  Advertisements (one for hearing
                                                                                   and one confirming approval of
                                                                                   reduction)                               AMC

                                                                             (13)  Consent Order (see Schedule 1)           A&O

                                                                             (14)  Application Notice                       AMC

                                                                             (15)  Order for directions                     AMC

                                                                             (16)  Letters of consent to reduction          AMC
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          DATE                               ACTION(S)                                   DOCUMENT(S)                  RESPONSIBILITY
------------------------------------------------------------------------------------------------------------------------------------
20TH DECEMBER, 2002         (1)   Marconi and RTS to sign shareholders'      (1)   Shareholders' written resolution
(A.M.)                            written resolution to approve the                (in duplicate)                      AMC
                                  Capital Reduction and amend Articles of
                                  Association                                (2)   Board minutes including
                                                                                   resolutions to approve Accounts,
                            (2)   Board meeting of Ultramast                       management accounts, Capital
                                                                                   Reduction and one director (A.
                            (3)   Director of Ultramast (A. Elliman) to            Elliman) swearing witness
                                  sign witness statement                           statement                           AMC

                                                                             (3)   Witness statement (see above)       AMC

                                                                             (4)   Articles of Association             AMC/ A&O

------------------------------------------------------------------------------------------------------------------------------------
20TH DECEMBER, 2002         (1)   Issue application notice for directions    (1)   Application Notice (see above)      AMC
(P.M.)                            for the Capital Reduction, lodge
                                  petition, witness statement and
                                  supporting papers with Court

                            (2)   File shareholders' written resolution                                                AMC
                                  and amended Articles of Association with
                                  the Registrar
------------------------------------------------------------------------------------------------------------------------------------
16TH JANUARY, 2003          (1)   Hearing of application notice for the                                                AMC/Counsel
                                  Capital Reduction before the court
                                  registrar (in chambers)

                            (2)   Court registrar settles form of order                                                Court/Counsel
                                  for directions and advertisement of
                                  hearing

                            (3)   Book advertisement space in national                                                 AMC
                                  newspaper
------------------------------------------------------------------------------------------------------------------------------------
28TH JANUARY, 2003          (1)   Advertise hearing of petition in           (1)   Advertisement                       AMC
                                  national daily newspaper
------------------------------------------------------------------------------------------------------------------------------------
5TH FEBRUARY, 2003          (1)   Court hearing of petition to confirm                                                 AMC/Counsel
                                  Capital Reduction
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
          DATE                             ACTION(S)                                   DOCUMENT(S)                    RESPONSIBILITY
------------------------------------------------------------------------------------------------------------------------------------
                            (2)   Lodge Consent Order at court for
                                  sealing                                                                              A&O
------------------------------------------------------------------------------------------------------------------------------------
7TH FEBRUARY, 2003          (1)   Hearing (if necessary) of the Court to                                               AMC/Counsel
                                  approve the Consent Order

                            (2)   Sealed Consent Order issued by Court
------------------------------------------------------------------------------------------------------------------------------------
10TH FEBRUARY, 2003         (1)   Completion                               (1)   Board resolutions                     AMC/A&O
                                                                           (2)   Application for Deferred Shares       AMC
                            (2)   Registrar registers Reduction Order      (3)   Deferred Share certificate
                                 whereupon Capital Reduction is effective  (4)   APT agreement                         AMC/U
                                                                           (5)   Share certificate re Marconi          AMC
                                                                                 Reduction Shares                      Marconi
                                                                           (6)   Share certificate re RTS Reduction
                                                                                 Shares                                AMC
                                                                           (7)   Letter to Companies House enclosing
                                                                                 Reduction Order                       AMC
------------------------------------------------------------------------------------------------------------------------------------
BY 25TH FEBRUARY, 2003    Advertise registration of Reduction Order        (1)   Advertisement (see above)             AMC
------------------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 3
                                PUT & CALL OPTION

1.       INTERPRETATION

In this Schedule, unless the context otherwise requires, the following words and expressions shall have the following meanings:

"CALL EXERCISE NOTICE"     a notice substantially in the form set out in
                           Schedule 4;

"EXERCISE NOTICE"          a Call Exercise Notice or a Put Exercise Notice (as
                           the context may require);

"OPTION" either or both of the Put Option and the Call Option (as the context may require);

"OPTION COMPLETION"        completion of the exercise of an Option as described
                           in paragraph 4;

"OPTION CONSIDERATION"     the consideration payable upon Option Completion as
                           set out in paragraph 3;

"PUT EXERCISE NOTICE"      a notice substantially in the form set out in
                           Schedule 5.

2.       EXERCISE OF THE OPTIONS

2.1 RTS may exercise the Call Option by serving a Call Exercise Notice on Marconi at any time after 30th September, 2004.

2.2 Marconi may exercise the Put Option by serving a Put Exercise Notice on RTS at any time after the date being the fifteenth anniversary of the date of this agreement or, if earlier, upon Railtrack plc agreeing to the changes to the Railtrack Agreements contemplated by sub-clause 8.7.

2.3 An Option may be exercised only in respect of all of the Deferred Shares issued to Marconi at the time of the relevant Exercise Notice (the "OPTION SECURITIES").

2.4 Exercise of an Option shall oblige Marconi to sell and RTS to purchase the Option Securities.

2.5 The Option Securities shall be sold free from all liens, charges, equities and encumbrances and together with all rights attaching to the Option Securities at the date of service of the relevant Exercise Notice.

3.       OPTION CONSIDERATION

3.1 The consideration for the acquisition of the Option Securities shall be paid by RTS at Option Completion and shall be as provided in paragraph 3.2.

3.2 The consideration for the acquisition of the Option Securities upon the exercise of an Option shall be the sum of L1 for each of the Option Securities.

4.       OPTION COMPLETION

4.1 Option Completion of the sale and purchase of the Option Securities following the exercise of an Option shall take place at the offices of RTS's Solicitors on the date which is the fifth business day after the date of service of the Exercise Notice.

4.2      At Option Completion:

         4.2.1 Marconi shall deliver to RTS a transfer or transfers in respect of the Option Securities duly completed in favour of RTS (or as it may direct) together with the certificate(s) for the Option Securities; and

         4.2.2 following delivery of the documents referred to in paragraph 4.2.1, RTS shall pay the Option Consideration to Marconi (or to such other person as Marconi may direct).

5.       NON-DISPOSAL

5.1 Until Option Completion, Marconi shall not, without the prior written consent of RTS sell, transfer or otherwise dispose of (or agree to do so) any of the Option Securities (or any interest in them).

                                   SCHEDULE 4
                          FORM OF CALL EXERCISE NOTICE

                        [ON THE HEADED NOTEPAPER OF RTS]

To:      [Marconi]                                            [DATE]

Dear Sirs

RE: SETTLEMENT AGREEMENT, DATED - DECEMBER, 2002, AND MADE BETWEEN, INTER ALIA, MARCONI CORPORATION PLC AND RT GROUP TELECOM SERVICES LIMITED (THE "AGREEMENT")

We refer to the Agreement and to the Call Option (as defined in the Agreement) granted by you to us under clause 9.3 of the Agreement.

We hereby give notice pursuant to paragraph 2 of schedule 3 to the Agreement that we exercise the Call Option granted by you in respect of all of the Option Securities (as defined in the Agreement).

Yours faithfully

---------------------------------------
For and on behalf of
RT Group Telecom Services Limited

                                   SCHEDULE 5
                           FORM OF PUT EXERCISE NOTICE
              [ON THE HEADED NOTEPAPER OF MARCONI CORPORATION PLC]

To:      [RTS]                                                [DATE]

Dear Sirs

RE: SETTLEMENT AGREEMENT, DATED - DECEMBER, 2002, AND MADE BETWEEN, INTER ALIA, MARCONI CORPORATION PLC AND RT GROUP TELECOM SERVICES LIMITED (THE "AGREEMENT")

We refer to the Agreement and to the Put Option (as defined in the Agreement) granted by you to us under clause 9.3 of the Agreement.

We hereby give notice pursuant to paragraph 2 of schedule 3 to the Agreement that we exercise the Put Option granted by you in respect of all of the Option Securities (as defined in the Agreement).

Yours faithfully

----------------------------------------
For and on behalf of
Marconi Corporation plc

                                   SCHEDULE 6
                          RIGHTS OF THE DEFERRED SHARES

The rights attached to and imposed on the Deferred Shares are as follows:

1.       Income and Capital

         Subject to paragraph 2 below, the Deferred Shares shall not confer on the holders thereof any entitlement to any participation in the profits or the assets of Ultramast.

2.       Winding Up

         The Deferred Shares shall confer on the holders thereof the right, in the event of a winding up of Ultramast or other return of capital, to receive an amount equal to the nominal value of such Deferred Shares but only after the holders of all other shares have received in aggregate a distribution in the sum or to the value of L1,000,000,000 in respect of their holdings.

3.       Voting

         The Deferred Shares shall not confer on the holders thereof any entitlement to receive notice of or to attend or vote at any general meeting of Ultramast.

                                   SCHEDULE 7
                            FORM OF DEED OF ADHERENCE

         THIS DEED is made on [           ]

         BETWEEN:

(1)      [           ] of [           ] (the NEW PARTY);

(2) RT GROUP TELECOM SERVICES LIMITED, a company incorporated in England and Wales (registered number 3963596) whose registered office is at 20-22 Bedford Row, London WC1R 4JS ("RTS");

(3) RT GROUP PLC (IN MEMBERS' VOLUNTARY LIQUIDATION), a company incorporated in England and Wales (registered number 2904614) whose registered office is at 20-22 Bedford Row, London WC1R 4JS ("RG") acting by its joint liquidators James Robert Drummond Smith and Nicholas James Dargan of Deloitte & Touche, 180 Strand, London WC2R 1WL (the "LIQUIDATORS");

(4) MARCONI CORPORATION PLC, a company incorporated in England and Wales (registered number 67307) whose registered office is at New Century Park, P.O. Box 53, Coventry CV3 1HJ ("MARCONI");

(5) ULTRAMAST LIMITED, a company incorporated in England and Wales (registered number 4042640) whose registered office is at City Point, One Ropemaker Street, London EC2Y 9SS ("ULTRAMAST"); and

(6)      THE LIQUIDATORS.

WHEREAS:

(A) RTS, RG, Marconi, Ultramast and the Liquidators (together the "CONTINUING PARTIES") are parties to a settlement deed dated [ ]th December, 2002 (the "AGREEMENT"). Words and expressions defined in the Agreement shall have the same meaning in this deed.

(B) The New Party proposes to purchase all of the Ordinary Shares registered in the name of RTS from RTS.

(C) This deed is made by the New Party in compliance with clause 4.11 of the Agreement.

THIS DEED WITNESSES as follows:

1. The New Party confirms that it has been supplied with a copy of the Agreement.

2. Subject to clauses 4 and 5 of this deed, the New Party undertakes to each of the Continuing Parties to be bound by the Agreement in all respects as if the New Party was a party to the Agreement and named in it as RTS and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on RTS under the Agreement insofar as they fall to be observed or performed on or after the date of this deed.

3. Subject to clauses 4 and 5 of this deed, the Continuing Parties undertake to the New Party to observe and perform all the provisions and obligations of the Agreement applicable to or binding on them under the Agreement and acknowledges that the New Party shall be entitled to the rights and benefits of the Agreement as if the New Party were named in the Agreement as RTS with effect from the date of this deed.

4. The New Party shall not be bound by, and shall not be entitled to exercise any rights in relation to, the rights and obligations of RTS set out in sub-clauses 2.1.2, 2.2, 3.5, 4.10, 4.11, 6, 7.2.3, 7.2.5,
         7.2.6, 7.3.1, 7.3.2, 7.3.4, 7.7, 8.1.2 or clause 9 of or schedule 3 to the Agreement (but, for the avoidance of doubt, these clauses, sub-clauses and that schedule shall continue to apply to and be binding on RTS).

5. Nothing in this agreement shall affect the rights of RTS under the Agreement or the obligation of RTS to comply with the terms of the Agreement, save in respect of sub-clauses 2.1.1, 3.3, 4.1, 4.2, 4.3, 4.4, 4.7, 4.8, 4.9, 5.1, 5.5, 7.1, 7.2.2, 7.3.3, 8.2 and 8.5 which shall no longer apply to RTS but, for the avoidance of doubt, shall apply to the New Party.

6. This deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same deed and any party may enter into this deed by executing a counterpart.

7. This deed shall be governed by and shall be construed in accordance with English law. The parties submit to the exclusive jurisdiction of the English Courts for the purpose (but solely for the purpose) of any action to enforce the terms of this deed.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.